THIRD AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS THIRD AMENDMENT (the “Amendment”), dated September 15, 2009, is entered into by and between WELLS GARDNER ELECTRONICS CORPORATION, an Illinois corporation (“Wells Gardner”) and AMERICAN GAMING & ELECTRONICS, INC., a Nevada corporation (“American”), Wells Gardner and American, each a Borrower are hereinafter, unless referenced individually, collectively referred to as (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division.

RECITALS

The Borrower and the Lender are parties to a Credit and Security Agreement dated August 21, 2006 (as amended from time to time, the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.           Terms used in this Amendment, which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

  2.           The Credit Agreement is hereby amended and modified as follows:

(a)           The following definitions in Section 1.1 Definitions shall be amended to read as follows:

“Borrowing Base” means at any time the lesser of:

                                (a)           The Maximum Line Amount; or

                                (b)           Subject to change from time to time in the Lender’s sole discretion, the sum of:

(i)           The lesser of (A) the product of the Accounts Advance Rate times Eligible Accounts or (B) $12,000,000.00, plus

(ii)           During the Foreign Accounts Eligibility Period and subject to Lender’s and the insurance underwriter’s approval, the lesser of

(A) the product of the Accounts Advance Rate times Eligible Foreign Accounts or (B) $2,500,000.00, which shall only consist of Eligible Foreign Accounts subject to insurance coverage in such amounts and from insurance carriers acceptable to Lender (it being agreed that as of the date of the Third Amendment to this Agreement only the following Eligible Foreign Accounts insured by Euler Hermes as of such date shall be included under this clause (ii) calculation: Aristocrat Leisure Industries PTY.LTD Australia only (not Macau) (limitation of $2,000,000.00 shall apply) and Recreativos Franco S.A. (limitation of $150,000.00 shall apply) and MSC/Keycorp (limitation of $100,000.00 shall apply), and Konami Australia (limitation of $400,000.00 shall apply).

(iii)    The lesser of (A) $8,000,000.00 or (B) the sum of:

(1)	The lesser of (A) the product of the Raw Material Inventory Advance Rate times Eligible Raw Material Inventory or (B) $2,400,000.00, plus

(2)	The lesser of (A) the product of the Work in Process Inventory Advance Rate times Eligible Work in Process Inventory or (B) $100,000.00, plus

(3)	The lesser of (A) the product of the Finished Goods Inventory Advance Rate times Eligible Finished Goods Inventory or (B) $4,500,000.00, plus

(4)	The lesser of (A) the product of the In-Transit Inventory Advance Rate times Eligible In-Transit Inventory or (B) $2,000,000.00, less

(iv)          The Borrowing Base Reserve, less
(v)           Indebtedness that the Borrower owes to the Lender that has not yet been advanced on the Revolving Note, and the dollar amount that the Lender in its discretion believes is a reasonable determination of the Borrower’s credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement offered to Borrower by Lender that is not described in Article II of this Agreement and any indebtedness owed by Borrower to Wells Fargo Merchant Services, LLC.

Clauses (i) and (xii) of the “Eligible Accounts” definition shall be amended as follows:

(i)           That portion of Accounts unpaid 90 days or more after the invoice date except that portion of accounts unpaid 120 days or more after invoice date only for Aristocrat Technologies Leisure Industries Pty and Aristocrat Technologies Inc.-LV;

(xiii)           Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds fifteen percent (15%) of the aggregate amount of all Eligible Accounts, except for Aristocrat (limitation of 45% shall apply, Bally (limitation of 25% shall apply) and WMS (limitation of 25% shall apply);

Subsection (xi) of the definition of “Eligible Foreign Accounts” shall be amended to read as follows:

(xi)           Subject to Lender’s and the insurance underwriter’s approval, that portion of Accounts owed by any one account debtor that would permit Revolving Advances supported by such account debtor’s Accounts to exceed $2,500,000 at any one time only with respect to all, excluding, Accounts subject to insurance coverage in such amounts and from insurance carriers acceptable to Lender (it being agreed that as of the date of the Third Amendment to this Agreement only the following Accounts insured by Euler Hermes as of such date shall be so excluded: Aristocrat Leisure Industries PTY.LTD Australia only (not Macau) (limitation of $2,000,000.00 shall apply) and Recreativos Franco S.A. (limitation of $150,000.00 shall apply) and MSC/Keycorp (limitation of $100,000.00 shall apply), and Konami Australia (limitation of $400,000.00 shall apply), except as otherwise provided in (b)(ii) of the definition of “Borrowing Base.”

“Eligible In-Transit Inventory” means all Inventory of the Borrower that is in-transit, valued at the lower of cost or market in accordance with GAAP, (but excluding such Inventory excluded under the definition of Eligible Inventory) and that has, at Lender’s sole discretion, as proper documentation for eligibility consisting of the invoice, bill of lading, packing slips, FCC compliance certificate and an In-transit report and documentation letter from the freight forwarder detailing the goods and confirming that the shipment has departed. If the freight forwarder is unable to provide the original bill of lading, an agreement must be executed between the freight forwarder and Lender which indicates that the freight forwarder ensures once the forwarder receives a bill of lading on behalf of Borrower and Lender, such that forwarder will take direction from Lender with respect to the goods providing further that such In-Transit Inventory reporting to Lender is updated weekly, acceptable to the Lender in its sole discretion.

“Floating Rate” means an annual interest rate equal to the sum of the three month daily LIBOR plus 5.0%.

“Maturity Date” means August 21, 2013.

“Maximum Line Amount” means $12,000,000.00.

(b)           Section 2.5(b) shall be amended as follows:

   (b) Minimum Interest Charge.  Notwithstanding any other terms of this Agreement to the contrary, the Borrower shall pay to the Lender interest of not less than $15,000.00 per calendar month in arrears (the “Minimum Interest Charge”) from the date of the execution of this Third Amendment and for the next twelve months, and the Borrower shall pay to the Lender interest of not less than $10,000.00 per calendar month in arrears (the “Minimum Interest Charge”) from the first anniversary of this Third Amendment and for the next twenty four months, and the Borrower shall pay interest of not less than $5,000 per calendar month from the third anniversary of this Third Amendment until the Termination Date and any deficiency between the Minimum Interest Charge and the amount of interest otherwise calculated under Section 2.5(a) on the first day of each month and on the Termination Date.  When calculating this deficiency, the Default Rate, if applicable, shall be disregarded, and any interest that accrues on a payment following its receipt on those days specified in Section 2.6(d) shall be included in determining the total amount of interest otherwise calculated under Section 2.6(a).

(c)           Section 2.6(l) shall be added as follows:

   (l) Administration Fees.  The Borrower shall pay the Lender a fee with respect to administering In-Transit Inventory eligibility of $25,000 per annum payable monthly.

(d)           Section 6.2 Financial Covenants shall be amended as follows:

   (a) Minimum Book Net Worth.  While any part of the Indebtedness remains unpaid, the Borrower shall, unless waived in writing by Lender, continuously maintain: (a) a minimum Book Net Worth as of the quarter ending June 30, 2006 of not more than a negative Two Hundred Thirty-Four Thousand Dollars (<$234,000.00>) less than the Book Net Worth as of the end of the preceding fiscal year end, (b) a minimum Book Net Worth as of the quarter ending September 30, 2006 of not more than a negative One Hundred Eighty-Four Thousand Dollars (<$184,000.00>) less than the Book Net Worth as of the end of the preceding fiscal year end, (c) a minimum Book Net Worth as of the fiscal year ending December 31, 2006 of not more than a negative One Hundred Twenty-Five Thousand Dollars (<$125,000.00>) less than the Book Net Worth as of the end of the preceding fiscal year end, (d) a minimum Book Net Worth as of each quarter ending March 31st, commencing March 31, 2007, of not more than a negative One Hundred Thousand Dollars (<$100,000.00>) less than the Book Net Worth as of the end of the preceding fiscal year end, (e) a minimum Book Net Worth as of each quarter ending June 30th, commencing June 30, 2007, of not less than Seventy-Five Thousand Dollars ($75,000.00) more than the Book Net Worth as of the end of the preceding fiscal year end, (f) a minimum Book Net Worth as of each quarter ending September 30th, commencing September 30, 2007, of not less than One Hundred Twenty-Five Thousand Dollars ($125,000.00) more than the Book Net Worth as of the end of the preceding fiscal year end, and (g) a minimum Book Net Worth as of each fiscal year ending December 31st, commencing December 31, 2007, of not less than One Hundred Fifty Thousand Dollars ($150,000.00) more than the Book Net Worth as of the end of the preceding fiscal year end.  In calculating this covenant, the non-cash goodwill impairment for American of up to One Million Three Hundred Twenty-Nine Thousand Dollars ($1,329,000.00) shall be excluded.

(b)           Net Earnings.  While any part of the Indebtedness remains unpaid, the Borrower shall, unless waived in writing by the Lender, demonstrate Net Earnings of: (i) not more than a negative Two Hundred Thirty-Four Thousand Dollars (<$234,000.00>) for the quarter ending June 30, 2006, (ii) not more than a negative One Hundred Eighty-Four Thousand Dollars (<$184,000.00>) for the quarter ending September 30, 2006, (iii) not more than a negative One Hundred Twenty-Five Thousand Dollars (<$125,000.00>) for the fiscal year ending December 31, 2006, (iv) not more than a negative One Hundred Thousand Dollars (<$100,000.00>), year to date, for each quarter ending March 31st, commencing March 31, 2007, (v) not less than Seventy-Five Thousand Dollars ($75,000.00), year to date, for each quarter ending June 30th, commencing June 30, 2007, (vi) not less than One Hundred Twenty-Five Thousand Dollars ($125,000.00), year to date, for each quarter ending September 30th, commencing September 30, 2007, and (vii) not less than One Hundred Fifty Thousand Dollars ($150,000.00) for each fiscal year thereafter ending December 31st, commencing on December 31, 2007.  In calculating this covenant, the non-cash goodwill impairment for American of up to One Million Three Hundred Twenty-Nine Thousand Dollars ($1,329,000.00) shall be excluded.

           3.           No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

4.           Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a)           Such other matters as the Lender may require.

5.           The Borrower shall pay the Lender as of the date hereof, a fully earned, non refundable fee in the amount of Fifty Thousand Dollars ($50,000.00) in consideration of the Lender’s execution and delivery of this Amendment, which shall be paid upon execution of this Amendment.

6.           Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a)           The Borrower has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)           The execution, delivery and performance by the Borrower of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

7.           References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

8.           No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

9.           Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

10.           Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under Paragraph 5 of this Amendment.

11.           Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION By _/s/ Brian T. Sprink___________________ Brian T. Sprink Its: Vice President	WELLS GARDNER ELECTRONICS CORPORATION By _/s/ James F. Brace __________________ James F. Brace Its: VP, Secretary, Treasurer and CFO
AMERICAN GAMING & ELECTRONICS, INC. By _/s/ James F. Brace__________________ James F. Brace Its: VP and CFO